Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Investors:	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations and	KMorrisPR
Corporate Communications	(845) 635-9828
(781) 895-0600	Kathryn@kmorrispr.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Raises $25.0 Million

in Registered Direct Offering of Common Stock

WALTHAM, MA, June 23, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, today announced that Ziff Asset Management, L.P. has purchased approximately 7.8 million shares of ImmunoGen’s common stock at $3.20 per share. The shares were offered by ImmunoGen pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Proceeds to ImmunoGen from the offering, net of estimated expenses, are expected to be approximately $24.7 million.

Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by writing the Investor Relations department of ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, or by calling (781) 895-0600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – IMGN901 and IMGN242. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and SAR3419, in development by sanofi-aventis, and trastuzumab-DM1 (T-DM1), in development by Genentech. AVE1642, a naked antibody, also is in clinical testing through the Company’s collaboration with sanofi-aventis. Multiple compounds are advancing towards the clinic through the ImmunoGen’s collaborations and internal programs.

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